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                      SUBSIDIARIES CONTROLLED BY REGISTRANT
                              As of March 22, 2002

Subsidiaries of Register.com, Inc.

Inabox, Inc. (Delaware)
Afternic.com, Inc. (Delaware)
Virtual Internet plc (United Kingdom)
RCOM Canada, Corp. (Nova Scotia)